

Exhibit 2.1













                               PLAN OF CONVERSION



                                       FOR



                              CORTLAND SAVINGS BANK


                               CORTLAND, NEW YORK



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                                Table of Contents
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                                                                            Page


1.       INTRODUCTION .......................................................  1

2.       DEFINITIONS ........................................................  2

3.       PROCEDURE FOR APPROVAL OF THE CONVERSION ...........................  7

4.       SALE OF CONVERSION STOCK ...........................................  9

5.       NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.............  9

6.       PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE BANK............ 11

7.       ESTABLISHMENT AND FUNDING OF FOUNDATION ............................ 11

8.       SUBSCRIPTION RIGHTS AND SHARE ALLOCATIONS........................... 12

9.       COMMUNITY OFFERING ................................................. 13

10.      PUBLIC OFFERING..................................................... 14

11.      LIMITATIONS ON PURCHASE AND TRANSFER OF CONVERSION STOCK............ 14

12.      PAYMENT FOR CONVERSION STOCK........................................ 16

13.      MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS........ 17

14.      UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS:
         INSUFFICIENT PAYMENT................................................ 17

15.      RESTRICTIONS ON ACQUISITION OF THE BANK AND
         HOLDING COMPANY..................................................... 17

16.      EFFECT OF CONVERSION; CERTAIN COVENANTS
         AND AGREEMENTS...................................................... 19

17.      RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION.................... 19



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
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

18.      VOTING RIGHTS AFTER CONVERSION...................................... 20

19.      ESTABLISHMENT OF LIQUIDATION ACCOUNT................................ 20

20.      TRANSFER OF DEPOSIT ACCOUNTS........................................ 21

21.      STOCK REPURCHASE AND STOCK BENEFIT PLANS............................ 22

22.      AMENDMENT OF PLAN................................................... 22

23.      CONSUMMATION AND COMPLETION OF CONVERSION........................... 22

24.      REGISTRATION AND MARKETING.......................................... 22

25.      RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES................... 23

26.      EXPENSES OF CONVERSION.............................................. 23

27.      CONDITIONS TO CONVERSION............................................ 23

28.      INTERPRETATION...................................................... 24


                                           ii

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1.   INTRODUCTION

     This Plan of Conversion ("Plan") provides for the conversion (the "Conversion") of Cortland Savings Bank from a New York mutual savings bank to a New York stock savings bank. The purpose of the Conversion is to increase the Bank's capital, thereby enhancing its ability to pursue lending and investment opportunities, diversification and growth, which may include the acquisition of other financial institutions. The Bank's Board of Directors (which term also includes its Board of Trustees prior to the Conversion) also believes that the decline in the number of mutual institutions, as well as the decline in the assets and deposits of mutual institutions, will place mutual institutions at a disadvantage to stock institutions. Wherever appropriate for purposes of this Plan of Conversion, capitalized terms shall have the meanings assigned to them under Section 2 hereof.

     The Board of Directors of the Bank currently contemplates that all of the stock of the Bank shall be held by a Delaware business corporation (the "Holding Company"). Shares of capital stock of the Bank will be sold to the Holding Company and the Holding Company will offer the Conversion Stock, in a Subscription Offering as described below, to Eligible Account Holders, the Employee Plans established by the Bank or the Holding Company, which may be funded by the Holding Company, and Supplemental Eligible Account Holders in the priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for in the Subscription Offering will be offered for sale to certain members of the public either directly by the Bank and the Holding Company, or through an underwriter or syndicate of broker-dealers, in a Community Offering or a Public Offering. If the Bank decides not to utilize the Holding Company in the Conversion, Conversion Stock of the Bank, in lieu of the Holding Company, will be sold in the same manner. Following the completion of the Conversion, the Bank and the Holding Company, pursuant to applicable regulations of the Banking Board, intend to implement stock option and other stock benefit plans and may provide employment or severance agreements to certain management employees and certain other benefits to the directors, officers and employees of the Bank as described in the Prospectus.

     In furtherance of the Bank's commitment to its communities, the Plan provides for the establishment of a charitable foundation as part of the Conversion. The Foundation is intended to complement the Bank's existing community reinvestment activities to allow the Bank's local communities to share over the long term in the potential growth and profitability of the Holding Company and the Bank. Accordingly, the Holding Company intends to donate to the Foundation from its authorized but unissued Common Stock up to 8% of the Conversion Stock issued in the Conversion. The establishment of the Foundation is subject to the approval of the Voting Depositors of the Bank. If the Foundation is not approved, the Bank may determine to complete the Conversion without the Foundation.

     This Plan, which has been unanimously approved by the Board of Directors of the Bank, must also be approved by the affirmative vote of at least seventy-five percent

(75%) in amount of deposit liabilities of Voting Depositors represented in person or by proxy and eligible to vote at the Special Meeting, and by the affirmative vote of at least a majority of the amount of votes eligible to be cast by Voting Depositors at the Special Meeting. Prior to the submission of this Plan to the Voting Depositors for consideration, the Plan must be approved by the Superintendent or his or her designees, must not be objected to by the FDIC, and certain waivers, if required, may be granted by the Banking Board.

     After the Conversion, the Bank will succeed to all the rights, interests, duties and obligations as existed before the Conversion, including, but not limited to, all rights and interests of the Bank in and to its assets and properties, whether real, personal or mixed. All of the Bank's insured Deposit Accounts will continue to be insured by the Bank Insurance Fund of the FDIC to the extent provided by applicable law.


2.   DEFINITIONS

     As used in this Plan of Conversion, the following terms shall have the following meanings:

     "Account Holder" means any Person holding an Account in the Bank.

     "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement or understanding; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a Person or company which acts in concert with another Person ("other party") shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax- Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated, and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. Directors and Officers of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise acting in concert solely as a result of their being Directors or Officers of the Bank or the Holding Company.

     "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

     "Appraiser" means the independent person retained by the Bank to prepare an

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appraisal of the estimated pro forma market value of the Conversion Stock. Such
Person shall be experienced and expert in the area of corporate appraisal and acceptable to the Superintendent.

     "Associate," when used to indicate a relationship with any Person, means
(a) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such Person is an officer or partner or is, directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that for the purposes of Section 8 and this Section, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or any Non-Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by Officers and Directors and their Associates, the term "Associate" does not include any Tax- Qualified Employee Stock Benefit Plan; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Holding Company, the Bank or any of the Bank's subsidiaries.

     "Bank" means Cortland Savings Bank in its mutual form or in its stock form, as the context of the reference requires.

     "Banking Board" means the Banking Board of the State of New York.

     "Banking Law" means the Banking Law of the State of New York.

     "Board of Directors" means, as to the Bank, both the Board of Trustees prior to the Conversion and the Board of Directors after the Conversion.

     "Community Offering" means the offering for sale to certain members of the general public directly by the Bank or the Holding Company, or through a syndicate of selected broker-dealers, if utilized, of any shares of the Conversion Stock not subscribed for in the Subscription Offering in accordance with Section 9.

     "Conversion" means (a) the restatement of the Bank's organization certificate to authorize the issuance of capital stock in accordance with the Banking Law and the Conversion Regulations and to otherwise conform to the requirements applicable to a New York stock savings bank and (b) the issuance of the common stock of the Bank in accordance with this Plan.

     "Conversion Regulations" means Part 86 of the General Regulations of the

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Banking Board and the regulations of the FDIC applicable to mutual to stock conversions, 12 C.F.R. Section 303.15, to the extent such regulations preempt or supplement Part 86 .

     "Conversion Stock" means the $.01 par value common stock offered and issued pursuant to this Plan by the Holding Company (or by the Bank if the Holding Company is not utilized). The Conversion Stock will not be insured by the FDIC.

     "Deposit Account" means all deposits of the Bank as such term is used in
Section 9019 of the Banking Law of New York, and includes without limitation, savings, time, demand, negotiable orders of withdrawal (NOW), money market and passbook accounts maintained by the Bank.

     "Depositor" means any Person owning a Deposit Account.

     "Director" means a Trustee of the Bank prior to the Conversion, a Director of the Bank after the Conversion or a Director of the Holding Company.

     "Effective Date" means the effective date of the Conversion on which all of the Conversion Stock is issued and sold and on which the Superintendent endorses his or her approval on the Bank's Restated Organization Certificate and causes such Certificate to be filed in the Office of the Superintendent.

     "Eligibility Record Date" means the close of business on December 31, 1996.

     "Eligible Account Holder" means any Depositor of the Bank who owned a Qualifying Deposit on the Eligibility Record Date.

     "Employee Plans" means the Tax-Qualified Employee Stock Benefit Plans and the Non-Tax Qualified Employee Stock Benefit Plans approved by the Board of Directors of the Bank or the Board of Directors of the Holding Company.

     "Employees" means all persons who are employed by the Bank, the Holding Company or a wholly owned subsidiary of either of them.

     "Estimated Price Range" means the range of the estimated pro forma market value of the Conversion Stock, as determined by the Appraiser, prior to the Subscription Offering and as it may be amended from time to time thereafter.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Foundation" means a non-stock corporation that is a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code formed by the Bank and the Holding Company to which shares of Conversion Stock shall be transferred upon the

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Conversion.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "Holders of Subscription Rights" means the Tax-Qualified Employee Stock Benefit Plans, Eligible Account Holders and Supplemental Eligible Account Holders who have Subscription Rights pursuant to Section 8.

     "Holding Company" means the Delaware business corporation to be formed for the purpose of acquiring all of the shares of capital stock of the Bank to be issued the Conversion unless the Holding Company form of organization is not utilized.

     "Non-Tax-Qualified Employee Stock Benefit Plan" means any defined benefit or defined contribution plan such as an employee stock ownership plan, bonus stock or profit sharing plan or other employee benefit plan that is not a "Tax-Qualified Employee Stock Benefit Plan" and that is maintained by the Holding Company or the Bank for the benefit of Officers or Employees.

     "Officer" means an executive officer of the Holding Company or the Bank and may include the Chairman of the Board, Chief Executive Officer, President, Senior Vice President, any vice president in charge of a principal business functions, Secretary, Treasurer or any person performing functions similar to those performed by the foregoing persons.

     "Order Form" means the form provided by the Holding Company or the Bank that subscribers must use to order Conversion Stock in the Subscription and Community Offerings.

     "Person" means any corporation, partnership, trust, unincorporated association, any other entity or any natural person.

     "Plan" or "Plan of Conversion" means this Plan of Conversion, including any amendments thereto.

     "Prospectus" means the principal offering document pursuant to which the Conversion Stock is offered for sale, in accordance with the Conversion Regulations and SEC rules, and may be titled either a "Prospectus" if the Holding Company is used or an "Offering Circular" if the Holding Company is not used.

     "Proxy Statement" means the document to be used to solicit proxies from Voting Depositors to vote at the Special Meeting.

     "Public Offering" means the offering for sale through the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or Community Offering, if held.

     "Purchase Order" means the document or other evidence reflecting an order for the purchase of Conversion Stock in the Public Offering.

     "Purchase Price" means the price per share at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

     "Qualifying Deposit" means one or more Deposit Accounts with the Bank totaling, in the aggregate, at least one hundred dollars ($100.00).

     "SEC" means the Securities and Exchange Commission.

     "Special Meeting" means the Special Meeting of Depositors and any adjournments thereof held to consider and vote upon this Plan.

     "Subaccount Balance" means, with respect to each Eligible Account Holder and Supplemental Eligible Account Holder, the portion of the liquidation account that such Eligible Account Holder and Supplemental Eligible Account Holder would be entitled to receive pursuant to the Conversion Regulations in the event of a complete liquidation of the Bank subsequent to the Conversion. The initial Subaccount Balance of each Eligible Account Holder and Supplemental Eligible Account Holder shall be determined in accordance with Section 86.4(g)(4) of the Conversion Regulations.

     "Subscription Offering" means the offering of the Conversion Stock to Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders.

     "Superintendent" means the Superintendent of Banks of the State of New
York.

     "Supplemental Eligibility Record Date" means the record date for determining Supplemental Eligible Account Holders, which is the close of business on the last day of the calendar quarter preceding the approval of the Plan by the Superintendent.

     "Supplemental Eligible Account Holder" means any depositor of the Bank (other than an Eligible Account Holder) who owned a Qualifying Deposit, (except Officers, Directors and their Associates), on the Supplemental Eligibility Record Date.

     "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

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     "Underwriter" means the investment banking firm or firms through which the
Conversion Stock will be offered in a Public Offering, if any.

     "Voting Depositor" means any Depositor of the Bank who owns a Qualifying Deposit on the Voting Record Date.

     "Voting Record Date" means the date fixed by the Board of Directors of the Bank as the date for determining eligibility to vote at the Special Meeting, which date shall not be more than 60 nor less than 10 days before the date of the Special Meeting.

3.   PROCEDURE FOR APPROVAL OF THE CONVERSION

     3.1      Application and Notice.

     After approval by the Board of Directors of the Bank, the Bank will cause notice of the adoption of the Plan by the Board of Directors, and of its intention to convert to stock form to be conspicuously posted at its home office and each of its branch offices. The Bank will also issue a press release containing all of the material terms of the proposed Conversion and will place an advertisement containing such material terms in a newspaper having general circulation in the communities in which the principal office and branches of the Bank are located. Thereafter, this Plan will be submitted, together with an Application for Conversion and other requisite material in the forms required by the Conversion Regulations, to the Superintendent for approval, to the Banking Board to request certain waivers, if required, and to the FDIC for non-objection.

     3.2      Approval of Plan by Voting Depositors; the Special Meeting.

     (a) Following approval of the Bank's Application for Conversion by the Superintendent, the non-objection of the FDIC and the receipt of all necessary waivers of the Banking Board, the Bank shall submit the Plan to the Bank's Voting Depositors for approval at the Special Meeting. The Bank shall mail to each Voting Depositor, at his or her last known address appearing on the records of the Bank, a copy of the Plan, a Notice of Special Meeting, proxy card, Proxy Statement and such other documents as may be required, all in the form required by the Conversion Regulations, describing the Plan and certain other matters relating to the Bank and its Conversion. A subscription order form may be mailed with such materials. Separate and readily distinguishable postage-paid envelopes shall be provided for the return of proxy cards and subscription order forms.

     (b) The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of the Special Meeting. At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100.00) such Voting Depositor had on deposit with the Bank as of the Voting Record Date; provided, however, that no Voting Depositor shall be

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eligible to cast more than one thousand (1,000) votes. The Board of Directors shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan.

     (c) The Superintendent shall be notified of the results of the Special Meeting by a certificate signed by the President and Secretary of the Bank within five days after the Special Meeting. In order to be approved, the Plan must receive the affirmative vote of at least seventy-five percent (75%) in amount of deposit liabilities of the Voting Depositors represented in person or by proxy at the Special Meeting and the affirmative vote of at least a majority of the amount of votes entitled to be cast by Voting Depositors at the Special Meeting. Upon such approval of the Plan, the Bank will take all other necessary steps pursuant to applicable laws to effect the Conversion in accordance with the terms and conditions of the Plan. If the Plan is not approved at the Special Meeting, the Plan shall not be implemented without further vote and all funds submitted in the Subscription Offering and Community Offering will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

     3.3      Approval of Holding Company Applications.

     The Holding Company will make timely applications for any requisite regulatory approvals, including an Application with the Superintendent, an Application on Form FR Y-3 with the FRB, and a registration statement on Form S-1 to be filed with the SEC. The Bank will be a wholly owned subsidiary of the Holding Company unless the Holding Company is not utilized in the Conversion (in which event its registration statement will be withdrawn from the SEC and the Bank will take all necessary steps to complete the Conversion). If the Holding Company is utilized, upon the Conversion, the Bank will issue its capital stock to the Holding Company, and the Holding Company will issue and sell the Conversion Stock in accordance with this Plan.

     The Conversion Stock will not be insured by the FDIC. The Bank will not knowingly lend funds or otherwise extend credit to any person to purchase shares of Conversion Stock.

4.  SALE OF CONVERSION STOCK

     (a) The Conversion Stock will be offered simultaneously in a Subscription Offering to the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders in the priorities set forth in Section 8 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting of Depositors and must be commenced in time to complete the Conversion within the time period specified in Section 23.

     Any shares of Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering as provided in Section 9 and may also be offered in a Public Offering, as provided in Section 10, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting of Depositors, and, in that event, the Community Offering, if any, may also be commenced prior to the Special Meeting of Depositors. The offer and sale of Conversion Stock, prior to the Special Meeting of Depositors shall, however, be conditioned upon approval of the Plan by the Voting Depositors.

     Shares of Conversion Stock may be sold in a Public Offering in a manner that will achieve a reasonably wide distribution of the Conversion Stock as determined by the Bank. In the event of a Public Offering, the sale of all Conversion Stock subscribed for will be consummated only if all unsubscribed for Conversion Stock is sold.

     (b) The Bank may elect to pay fees on either a fixed fee or commission basis or combination thereof to one or more investment banking firms which assist it in the sale of the Conversion Stock and may also elect to pay fees on a per share basis to broker-dealers who assist Persons in determining to purchase shares of Conversion Stock.

     (c) The sales price per share of the Conversion Stock shall be a uniform price determined in accordance with Section 86.5(c) of the Conversion Regulations and this Plan, except that the price to be paid by or through the Underwriter or broker-dealers in connection with a Community Offering or Public Offering may be less a negotiated commission or discount.

5.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION
     STOCK

     (a) The total number of shares (or a range thereof) of Conversion Stock to be issued and offered for sale will be determined by the Boards of Directors of the Bank and Holding Company, immediately prior to the commencement of the Subscription Offering, subject to adjustment thereafter if necessitated or required by the Conversion Regulations or by market or financial conditions, with the approval of the Superintendent, if necessary.

     All shares of Conversion Stock not subscribed for at the completion of the Subscription Offering shall be sold within 45 days after completion of the Subscription Offering, or such longer period as the Superintendent may approve. If all shares are not sold as provided for herein, the Bank and the Holding Company will consult with the Superintendent to determine an alternative method of sale. In such event and if required by the Superintendent or the SEC, a resolicitation of those Persons who have subscribed for shares will be made. If such an alternative method is not agreed upon, the Conversion will not be effected, the Bank will remain in mutual form, all funds submitted to the Bank and the Holding Company as payment for shares of the Conversion Stock will be

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returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

     (b) All Conversion Stock shall be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate price at which all the Conversion Stock shall be sold shall be consistent with the estimated pro forma market value of such Conversion Stock on the Effective Date of the Conversion, as determined by the Appraiser. An initial estimate of such pro forma market value determined by the Appraiser in accordance with the Conversion Regulations shall be submitted to the Superintendent and the FDIC as part of the Bank's Application for Conversion, such valuation to be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, a resolicitation of purchasers may be required; provided, that an increase up to 15% above the maximum of the Estimated Price Range which is supported by an appropriate change in the estimated pro forma market value of the Conversion Stock, and a resultant increase of up to 15% in the number of shares of Conversion Stock to be sold, will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Holding Company or the Bank shall establish, with the approval of the Superintendent or the FDIC, if required.

     (c) Based on the valuation of the Appraiser, the Boards of Directors of the Bank and the Holding Company shall fix the price at which Conversion Stock is to be offered and the number of shares to be offered. The total number of shares of Conversion Stock offered shall be subject to increase or decrease at any time prior to any Public Offering or other method of sale to reflect changes in market and financial conditions. Subscribers shall not have the right to modify or rescind their subscriptions as a result of any increase or decrease in the number of shares of Conversion Stock offered, unless otherwise required by this Plan or by the Superintendent.

     (d) In the event shares of Conversion Stock are sold in excess of the maximum of the Estimated Price Range, such shares will be allocated in the same manner as other shares are allocated as set forth in Section 8(b) and if there remain any shares after the satisfaction of all subscriptions in the Subscription Offering, to fill unfulfilled subscriptions in the Community Offering.


     (e) The Boards of Directors of the Bank and the Holding Company, in consultation with the Appraiser, shall determine the Purchase Price, with such discounts, fees or commissions as may be allowed to the Underwriter, subject to approval by the Superintendent.

     (f) The Holding Company shall not consummate any sale unless the Appraiser shall have confirmed to the Holding Company, the Bank and the Superintendent that nothing of a material nature has occurred that would cause the Appraiser to conclude that the aggregate purchase price of the Conversion Stock is incompatible with its estimate of the aggregate pro forma market value of the Bank at the time it is to be sold. If such confirmation is not received, the Bank and the Holding Company may cancel the Subscription Offering, the Community Offering or the Public Offering, extend the Conversion, reopen or hold a new Subscription Offering, Community Offering or Public Offering, or take such other action as the Boards of Directors of the Bank and the Holding Company shall determine and the Superintendent shall approve.

     (g) The Conversion Stock, upon issuance, shall be fully paid and nonassessable.

6.   PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE
     BANK

     Upon the consummation of the sale of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for 50% of the net proceeds from the sale of the Conversion Stock, or such greater percentage as may be approved by the Board of Directors of the Holding Company or required by the Superintendent or the FDIC.

7.   ESTABLISHMENT AND FUNDING OF FOUNDATION

     (a) As part of the Conversion, the Holding Company and the Bank intend to establish the Foundation and to donate to the Foundation from authorized but unissued shares up to 8.0% of the number of shares of Conversion Stock sold in the Conversion. The Foundation is being formed in connection with the Conversion in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local communities a part of the Bank's financial success as a locally headquartered, community-minded, financial services institution. The funding of the Foundation in such manner accomplishes this goal as it enables the community to share in the potential and profitability of the Holding Company and the Bank over the long-term.

     (b) The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic- minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year. In order to serve the purposes for which it was formed and to maintain its qualification under Section 501(c)(3) of the Internal Revenue Code, the Foundation may sell, on an annual basis, a limited portion of the Conversion Stock contributed to it by the Holding Company.

     (c) A majority of the board of directors of the Foundation will be comprised of individuals who are Officers or Directors of the Bank and the remaining board members will be comprised of civic and community leaders from within the Bank's local community. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Superintendent and, if applicable, the FDIC, as more fully described in the Prospectus.

8.   SUBSCRIPTION RIGHTS AND SHARE ALLOCATIONS

     (a) Each Eligible Account Holder and Supplemental Eligible Account Holder shall receive, without payment, the right to subscribe in the Subscription Offering for such number of shares of Conversion Stock as equates to an aggregate purchase price of $150,000. The Employee Plans shall receive, without payment, in the aggregate, the right to subscribe for 10% of the shares of Conversion Stock, plus shares issued to the Foundation.

     (b) If subscriptions are received in the Subscription Offering for more shares of Conversion Stock than are to be sold, then shares shall be allocated in the following order of priority: first to Eligible Account Holders; second to Employee Plans and third to Supplemental Eligible Account Holders. Subscription rights received in each category shall be subordinated to the subscription rights received in all prior categories. No Person in any category shall be allocated any shares unless all subscriptions in all prior categories have been filled to the maximum permitted amount. If subscriptions received within any of the first or third categories exceed the number of shares available for purchase by that category, then each subscriber in that category shall first receive, to the extent practicable, an allocation equal to the lesser of the number of shares subscribed for by that subscriber or 100 shares. Any remaining shares shall be allocated among members of such category, to the extent practicable, based upon the ratio that each subscriber's Qualifying Deposit bears to the Qualifying Deposits of all subscribers with unfilled subscriptions in that category. If the amount so allocated to any subscriber exceeds the amount subscribed for by that subscriber, the excess shall be reallocated (one or more times as necessary) among those subscribers in such category whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. In no event shall fractional shares be issued.

     (c) Subscription rights of Eligible Account Holders received by Directors and

Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.   COMMUNITY OFFERING

     (a) If less than the total number of shares of Conversion Stock to be purchased in the Conversion is sold in the Subscription Offering, shares remaining which are unsubscribed may be made available for purchase in the Community Offering to certain members of the general public. The Bank may establish all terms and conditions of such offer. The shares may be made available in the Community Offering through a direct community marketing program. The Community Offering may also be conducted, in whole or in part, through a broker, dealer, consultant or investment banking firm, experienced and an expert in the sale of savings institution securities, or a syndicate thereof. In the Community Offering, if held, a preference will be given to natural persons residing in Cortland County, New York. The Community Offering shall be conducted in such a manner as to promote a reasonably wide distribution of Conversion Stock.

     (b) If the purchasers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the Community Offering in an equitable manner as determined by the Boards of Directors of the Bank and the Company.

     (c) The Community Offering, if held, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and may be limited in such manner as the Bank shall determine, subject to the approval of the Superintendent, if required. If commenced, the Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended with the approval of the Superintendent.

     (d) The Bank and the Holding Company, in their absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.


10.  PUBLIC OFFERING

     Any shares of Conversion Stock not sold in the Subscription Offering or in the Community Offering, if held, may then be sold through the Underwriter to the general public at the Purchase Price in the Public Offering, subject to such terms, conditions and procedures as may be determined by the Boards of Directors of the Bank and the Holding Company, in a manner that will achieve a reasonably wide distribution of the Conversion

Stock and subject to the right of the Bank and the Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Public Offering.

11.  LIMITATIONS ON PURCHASE AND TRANSFER OF CONVERSION
     STOCK

     The following limitations shall apply to all purchases of shares of Conversion Stock:

     (a) The maximum number of shares of Conversion Stock which may be subscribed for or purchased in the Conversion by any Person together with any Associate or group of Persons Acting in Concert shall not exceed such number of shares as shall equal $150,000 divided by the Purchase Price, except for Employee Plans, which in the aggregate may subscribe for up to 10% of the Conversion Stock issued.

     (b) The maximum number of shares of Conversion Stock which may be purchased in all categories of the Conversion by Officers and Directors of the Bank and the Holding Company and their Associates, collectively, shall not exceed 25% of the total number of shares of Conversion Stock issued. In applying this limitation, Conversion Stock purchased by any one or more Tax-Qualified Employee Stock Benefit Plans shall not be counted.

     (c) Shares of Conversion Stock subscribed for in the Subscription Offering, the Community Offering and any Public Offering or otherwise purchased shall be aggregated for purposes of determining if the maximum purchase limitations set forth in this Plan have been violated.

     (d) Each person subscribing for shares must purchase, to the extent available, the lesser of 25 shares of Conversion Stock or Conversion Stock with an aggregate Purchase Price of at least $500.

     (e) Depending upon market or financial conditions, the Boards of Directors of the Bank and the Holding Company, without further approval of the subscribers, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares being offered. If the Bank and the Holding Company increase such maximum purchase limitations, they are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in their sole discretion, resolicit other subscribers.

     (f) Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations set forth in this Plan.

     (g) As used in this Section, Officers and Directors of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Officers or Directors of the Bank or the Holding Company. Furthermore, the Employee Plans shall not be deemed to be Associates or affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank for the purpose of determining the right to purchase Conversion Stock.

     (h) For three years after the Conversion, no Officer or Director of the Bank or the Holding Company, or their Associates, shall purchase or acquire, without the prior written approval of the Superintendent, direct or indirect beneficial ownership of any capital stock of the Holding Company, except from a broker or dealer registered with the SEC. This restriction shall not apply to purchases made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director.

12.  PAYMENT FOR CONVERSION STOCK

     All payments for Conversion Stock subscribed for in the Subscription, Community and Public Offerings must be delivered in full to the Bank, together with a properly completed and executed Order Form, or Purchase Order in the case of the Public Offering, on or prior to the expiration date specified on the Order Form or Purchase Order, as the case may be, unless such date is extended by the Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock upon consummation of the Conversion. The Bank and the Holding Company shall have the right to require that payments in excess of $25,000 for Conversion Stock be made by bank check, certified check or withdrawal authorization from an account at the Bank with collected funds sufficient to pay for the shares ordered.

     Notwithstanding the foregoing, the Bank and the Holding Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community or Public Offering and to thereafter submit payment for the Conversion Stock for which they are subscribing in the Community Offering or Public Offering at any time prior to the completion of the Conversion.

     Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check or money order. Alternatively, subscribers in the Subscription and Community Offerings may authorize the Bank on the Order Form to make a withdrawal from the subscriber's Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber until the Conversion Stock has been sold or the 45- day period (or such longer period as may be approved by the Superintendent) following the Subscription Offering has expired, whichever occurs first. The withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal from an account until such withdrawal is given effect at the interest rate applicable to such account. Interest will be paid by the Bank at not less than the passbook rate as of the date the Subscription Offering is commenced on payments for Conversion Stock received in cash or by money order or check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription, Community and Public Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

13.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH
     ORDER FORMS

     After the registration statement filed with the SEC for the Conversion Stock has been declared effective and approvals have been obtained from the Superintendent and all other required regulatory agencies, the Holding Company shall distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to the Holders of Subscription Rights for the purpose of enabling them to exercise their respective Subscription Rights. Each Order Form must be preceded or accompanied by the Prospectus describing the Holding Company (if utilized), the Bank, the Conversion Stock, the Subscription Offering and the Community Offering, and contain such information as required by the Conversion Regulations.


     Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimile order forms or whose payment is to be made by wire transfer. The Holding Company may, subject to the provisions of this Plan and any required approval of the Superintendent, extend the period during which an Order Form must be completed and delivered. Any such extension shall be for a period that the Boards of Directors of the Bank and the Holding Company determine is appropriate.

14.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS:
     INSUFFICIENT PAYMENT

     In the event Order Forms or Purchase Orders (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering or the Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the Conversion for the shares of Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form or Purchase Order within the time period specified thereon; provided, however, that the Bank may in its sole discretion, but will not be required to, waive any irregularity on any Order Form or Purchase Order or require the submission of corrected Order Forms or Purchase Orders or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Bank of terms and conditions of the Plan and of the Order Forms or Purchase Orders will be final, subject to the authority of the Superintendent.

15.  RESTRICTIONS ON ACQUISITION OF THE BANK AND HOLDING
     COMPANY

     (a) In accordance with the Conversion Regulations, for a period of not less than three years (or such longer period as may be subsequently authorized under the Conversion Regulations) following the Effective Date, no Person or group of Persons Acting in Concert shall, directly or indirectly, offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Holding Company or the Bank without the prior consent of the Superintendent.


     (b) The Restated Organization Certificate of the Bank will contain a provision stipulating that, for a period of three years following the Effective Date, no Person or group of Persons Acting in Concert, except the Holding Company (if a holding company form of organization is utilized) or an Employee Plan, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of an equity security of the Bank, without the prior written approval of the Superintendent. In addition, such Restated Organization Certificate may also provide that, for a period of three years following the Conversion, shares beneficially owned in violation of such provision shall not be entitled to vote and shall not be voted by any

Person or counted as voting stock in connection with any matter submitted to shareholders for a vote. In addition, the Restated Organization Certificate will provide that special meetings of the shareholders relating to changes in control or amendment of the Restated Organization Certificate may only be called by the Board of Directors and that shareholders shall not be permitted to cumulate their votes for the election of directors.

     (c) The Certificate of Incorporation of the Holding Company shall contain a provision to the effect that any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares shall not be entitled to cast any votes with respect to any shares held in excess of such 10% limit. Such provision shall also apply to the record owner of any shares which are beneficially owned by any Person or group of Persons Acting in Concert who beneficially own shares in excess of such limit, even though such beneficial owners may not own any shares of record. In addition, the Certificate of Incorporation and By-Laws of the Holding Company contain provisions for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

     (d) For the purposes of this Section:

         (i) The term "Person" includes an individual, a group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate, or any other group formed for the purpose of acquiring, holding or disposing, directly or indirectly, of securities of the Bank or the Holding Company, but the term "Person" does not include the Holding Company or any majority-owned subsidiary thereof, or any Tax-Qualified Employee Stock Benefit Plan or any trust or custodial arrangement established in connection with any such plan; provided, that the plan or plans do not have beneficial ownership in the aggregate of more than twenty-five percent (25%) of any class of equity security of the Bank or the Holding Company;

         (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

         (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

         (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. Section 78c(a)(10).

16.  EFFECT OF CONVERSION; CERTAIN COVENANTS AND
     AGREEMENTS

     (a) On the Effective Date of the Conversion, the Bank shall cease to be a mutual institution and shall simultaneously become a stock institution. All of the property, rights, powers, franchises, debts, liabilities, obligations and duties of the mutual institution shall continue as such in the stock institution and all deposits in the mutual institution shall remain as deposits of equal character and value in the stock institution. The corporate existence of the Bank shall not terminate, and the converted Bank shall be a continuation of the mutual institution that existed immediately before the filing of the Restated Organization Certificate.

     The Bank shall take all appropriate steps to restate its Organization Certificate to read in the form of an Organization Certificate for a New York stock savings bank as specified in the Banking Law and the regulations of the New York Banking Board and approved by the Board of Directors of the Bank. By their approval of the Plan, the Voting Depositors of the Bank will thereby approve and adopt such Restated Organization Certificate. The Bank shall also take all appropriate steps to adopt by-laws sufficient and appropriate for a New York stock savings bank.

17.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     (a) All shares of Conversion Stock purchased by Directors or Officers of the Bank or the Holding Company in the Conversion shall be subject to the restriction that, except as provided in Section 17(b) below, or as may be approved by the Superintendent, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

     (b) The restriction on disposition of shares of Conversion Stock set forth in Section 17(a) above shall not apply to the following:

         (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, which has been approved by the Superintendent; and

         (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

     (c) With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

         (i) Each certificate representing shares restricted within the meaning of Section 17(b) above shall bear a legend prominently stamped on its face giving notice of the restriction;

         (ii) Appropriate instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of any of the transfer restrictions; and

         (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to any such restricted stock may not be sold until the restrictions respecting such originally restricted stock are terminated, and any certificate for such shares shall bear a legend advising of such restrictions.

18.  VOTING RIGHTS AFTER CONVERSION

     Upon Conversion, the holders of the capital stock of the Bank shall have the exclusive voting rights with respect to the Bank as specified in its Restated Organization Certificate and the holders of the capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

19.  ESTABLISHMENT OF LIQUIDATION ACCOUNT

     The Bank shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the net worth of the Bank as set forth in the latest statement of financial condition included in the Prospectus. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, calculated as set forth below.

     In the event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     The initial subaccount balance for a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's or Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, or (ii) the amount of the Qualifying Deposit in such Deposit Account, the subaccount balance of such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

20.  TRANSFER OF DEPOSIT ACCOUNTS

     Each Person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount and subject to the same terms and conditions applicable to such Deposit Account at the time of Conversion (except as to voting and liquidation rights).

21.  STOCK REPURCHASE AND STOCK BENEFIT PLANS

     The Holding Company, or the Bank if the Holding Company is not utilized, will restrict repurchases of Conversion Stock and the implementation of stock option and management and employee stock benefit plans as required by the Conversion Regulations, unless such requirements are waived by the appropriate regulatory agency.

22.  AMENDMENT OF PLAN

     If deemed necessary or desirable, the Plan may be substantively amended at any time prior to solicitation of proxies from Voting Depositors to vote on the Plan by a two-thirds vote of the Bank's Board of Directors and at any time thereafter by such vote of such Board of Directors with the concurrence of the Superintendent. Any amendment to the Plan made after approval by the Voting Depositors with the approval of the Superintendent shall not necessitate further approval by the Voting Depositors unless otherwise required by the Superintendent. The Plan may be terminated by majority vote of the Bank's Board of Directors at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Superintendent.

     By adoption of the Plan, the Voting Depositors of the Bank authorize the Board of Directors of the Bank to amend or terminate the Plan under the circumstances set forth in this Section.

23.  CONSUMMATION AND COMPLETION OF CONVERSION

     The Conversion shall be deemed to take place and be effective upon the completion of all requisite organizational procedures for obtaining the Restated Organization Certificate for the Bank in stock form and sale of all Conversion Stock. The Conversion shall be completed within 24 months from the date of approval of this Plan by the Superintendent.

24.  REGISTRATION AND MARKETING

     Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that such three year registration maintenance requirement may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist market-makers to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ Stock Market.

25. RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     The Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the Bank or the Holding Company, as the case may be, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

26.  EXPENSES OF CONVERSION

     The expenses incurred by the Bank and Holding Company in connection with the Conversion shall be reasonable.

27.  CONDITIONS TO CONVERSION

     The Conversion is expressly conditioned upon the following:

     (a) Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the State of New York taxing authorities, or opinions of counsel, substantially to the effect that the Conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or Supplemental Eligible Account Holders or the Bank and the Holding Company before or after the Conversion;

     (b) The sale of Conversion Stock with an aggregate purchase price at least equal to the minimum of the Estimated Valuation Range, except as otherwise permitted pursuant to this Plan upon the approval of the Superintendent;

     (c) The completion of the Conversion within the time period specified in
Section 23 hereof; and

     (d) The non-objection of the FDIC and the approval of the Superintendent to the Conversion, the approval of the FRB to the Holding Company's acquisition of the capital stock of the Bank, the declaration of effectiveness by the SEC of the Holding Company's registration statement, and the receipt of any other required regulatory approval.

28.  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Superintendent.